                                                                    Exhibit 99.1


      THORNBURG MORTGAGE REPORTS 2Q EPS OF $0.46, UP 84%; DECLARES $0.40 2Q
                                    DIVIDEND
                            ------------------------

>>       2Q '01 EPS of $0.46; up 84% year-over-year and 10% over 1Q `01

>>       Quarterly dividend increases to $0.40, a 74% increase

>>       Asset quality remains exceptional at 95% AA rated or better

>>       Thornburg Mortgage Home Loans, Inc. now lending in 32 states



         Santa Fe, NM, July 17, 2001 --Thornburg Mortgage, Inc. (NYSE: TMA) reported net income of $11,639,000 for the quarter ended June 30, 2001, or $0.46 per common share, an 84% increase over the same period last year. This compares to $6,967,000 or $0.25 per common share, for the quarter ended June 30, 2000, and $10,727,000 or $0.42 per common share for the quarter ended March 31, 2001. Taxable earnings for the quarter were $0.46 per common share, compared to $0.25 per common share in the same quarter a year ago.

         Simultaneous with the earnings announcement, the company's Board of Directors increased the second quarter dividend to $0.40 per common share, payable on August 17, 2001 to shareholders of record on July 27, 2001. This represents a 74% increase over the year-earlier period and a 33% increase over the first quarter of 2001.

         Larry Goldstone, president and chief operating officer, remarked, "Over the past ten quarters, earnings have been consistently improving. While the 275 basis point reduction in the fed funds rate over the past two quarters has been a major contributor to our earnings year-to-date, other catalysts of our strong earnings growth over the past two and one half years shouldn't be overlooked. Due to expansion of our business model, including the introduction of hybrid ARMs, the diversification in loan sourcing and origination, and our ability to successfully manage credit and interest rate risk, we have demonstrated an ability to grow earnings despite interest rate fluctuations. That said, we've recently seen the yield curve steepen, with short-term interest rates declining significantly and long-term rates rising. This is an environment in which we should continue to thrive. And, while ever-changing interest rates remain a fact of life in our business, we're convinced that adhering to our diversified business strategy will result in improved earnings, consistency and performance."

         Commenting on the dividend, Mr. Goldstone added, "Given the positive earnings outlook for the remainder of the year and the foreseeable future beyond that, the board felt confident in raising the quarterly dividend. The board continues to carefully monitor the relationship between our earnings and dividends, and believes the increased dividend is sustainable over time. If our earnings continue to improve throughout the year, the board may be required to issue a special dividend at the end of the year in order to remain compliant with REIT tax rules."

         Operating results for the quarter were exceptional. Net interest income grew to $15.7 million up from $14.3 million the previous quarter. Richard Story, chief financial officer, remarked, "We continue to benefit from lower financing costs. Our average cost of funds during the quarter decreased to 5.19% from 6.07% during the first quarter, and this trend is expected to continue. The Fed's recent 25 basis point reduction in the fed funds rate extended the period that it will take for our borrowing costs and the yield on our ARM assets to fully adjust to the current interest rate environment."

         During the second quarter, the average ARM portfolio yield decreased to 6.17% from 6.88% as ARM assets continue to reset lower in response to falling short-term interest rates. As in the prior quarter, reduced financing costs more than offset the decline in the current portfolio yield, resulting in an average portfolio margin of 1.43% compared to 1.34% in the first quarter. The portfolio prepayment rate averaged 28% Constant Prepayment Rate (CPR) for the second quarter, up from 19% CPR in the previous quarter, and 16% CPR in the second quarter of 2000. Mr. Story stated, "With interest rates falling so dramatically, the recent rise in the CPR rate was to be expected. However, given where adjustable-rate mortgage rates will be in comparison to fixed rates, we believe the rise in the CPR rate is temporary and will trend downward over the balance of this year. Regardless, the impact of prepayments on our portfolio shouldn't be significant given our net premium on mortgage assets has been further reduced to $55.1 million, or 1.29% of ARM assets. "

         Commenting on the loan production program, Ron Chicaferro, president of Thornburg Mortgage Home Loans, Inc. ("TMHL"), a wholly owned subsidiary of the company, said, "I couldn't be more pleased with the rapid progress we've made in this new business segment. Year-to-date, our loan production results have greatly exceeded our expectations. In the second quarter we closed $79.2 million of loans, bringing our year-to-date total of closed loans to $109.7 million. We also had an additional $153.7 million of loans in the pipeline, which we anticipate closing in the third quarter. Our efficient operating structure and portfolio lending capability allow us to be extremely competitive in both product offerings and interest rates. In addition, the quality of the borrowers we're attracting continues to be excellent." TMHL is currently lending in 32 states and has eight additional licenses pending. TMHL also services loans for 471 customers, representing $226.3 million of mortgage loans. Mr. Chicaferro concluded, "Given where interest rates are today, I fully expect we will end the year with loan production approaching $300 million, significantly above what we had projected for our first year of operation."

         Total assets for the quarter ended June 30, 2001 were $4.4 billion, unchanged from the prior period. Asset quality remains exceptional with 95% of the portfolio's securities rated AA, AAA, or government guaranteed. During the quarter the company acquired $598.6 million of new assets, which were purchased at an average purchase price of 99.6%.

         At the end of the second quarter, the company's liquidation book value remained relatively unchanged at $12.43 per common share, compared to $12.46 per common share at the end of the prior quarter. Excluding unrealized market value adjustments, book value was $15.50 per common share.

         Thornburg Mortgage is a full-service mortgage acquisition and origination company with a portfolio of over $4 billion of high credit quality adjustable-rate mortgage assets, designed to provide attractive dividend income and moderate growth for its shareholders. Since listing on the NYSE in 1993, the company has expanded the scope of its mortgage activities from investing solely in mortgage-backed securities, to also include the acquisition of large packages of whole loans, loans acquired through the company's network of correspondent lenders, and most recently, loans acquired through the company's direct lending capability. For more information, visit the company's website at www.thornburg.com.
-----------------

         Thornburg Mortgage is one of the Thornburg Companies, which includes Thornburg Investment Management, an investment firm with over $4 billion in assets in eleven mutual funds and separately managed portfolios, and Thornburg Realty Advisors, LLC, a real estate advisory firm that facilitates the charitable gifting of real estate assets through tax advantaged structures. The Thornburg Companies share three hallmarks: high quality operations, a disciplined approach to managing investments and controlling risk, and innovative strategies for achieving investors' goals.

                                      # # #

         Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company's SEC reports and the annual report on Form 10-K.

                            THORNBURG MORTGAGE, INC.
                             STATEMENT OF OPERATIONS
                  (Amounts in thousands, except per share data)

                               For Quarters Ended:


                                                        June 30, 2001       June 30, 2000
                                                       --------------      --------------
Interest income from ARM assets and cash               $       67,679      $       73,152
Interest expense on borrowed funds                            (51,965)            (64,400)
                                                        -------------       -------------
Net interest income                                            15,714               8,752

Gain on sale of assets                                              2                  49
Hedging expense                                                  (466)                 -
Provision for credit losses                                      (153)               (381)
Management fee                                                 (1,114)             (1,033)
Performance fee                                                (1,073)                 -
Other operating expenses                                       (1,271)               (420)
                                                        -------------       -------------


NET INCOME                                             $       11,639      $        6,967
                                                        =============       =============


Net income                                             $       11,639      $        6,967
Dividends on Series A preferred stock                          (1,670)             (1,670)
                                                        -------------       -------------

Net income available to common shareholders            $        9,969      $        5,297
                                                        =============       =============


Basic and Diluted earnings per share                   $         0.46      $         0.25
                                                        =============       =============


Dividends declared per common share                    $         0.40      $         0.23

Average number of common shares outstanding                    21,791              21,490

Noninterest expense as a percent
     of average assets                                           0.31%               0.13%

                            THORNBURG MORTGAGE, INC.
                             STATEMENT OF OPERATIONS
                  (Amounts in thousands, except per share data)

                              For Six Months Ended:


                                                        June 30, 2001             June 30, 2000
                                                       ----------------          ---------------
Interest income from ARM assets and cash               $        140,904          $       145,791
Interest expense on borrowed funds                             (110,866)                (127,722)
                                                        ---------------           --------------
Net interest income                                              30,038                   18,069
Gain on sale of assets                                                2                       49
Hedging expense 1                                                  (617)                      -
Provision for credit losses                                        (331)                    (713)
Management fee                                                   (2,209)                  (2,057)
Performance fee                                                  (1,997)                      -
Other operating expenses                                         (2,318)                    (868)
                                                        ---------------           --------------

Net income before cumulative effect of change
  in accounting principle 1                                      22,568                   14,480
Cumulative effect of change in accounting
  principle 1                                                      (202)                      -
                                                        ---------------           --------------

NET INCOME                                             $         22,366          $        14,480
                                                        ===============           ==============

Net income                                             $         22,366          $        14,480
Dividends on Series A preferred stock                            (3,340)                  (3,340)
                                                        ---------------           --------------

Net income available to common shareholders            $         19,026          $        11,140
                                                        ===============           ==============

Basic and diluted earnings per share before
  cumulative effect of change in accounting
  principle 1                                          $           0.89                     0.52
Cumulative effect of change in accounting
  principle 1                                                     (0.01)                      -
                                                        ---------------           --------------

Basic and Diluted earnings per share                   $           0.88          $          0.52
                                                        ===============           ==============

Dividends declared per common share                    $           0.70          $          0.46

Average number of common shares outstanding                      21,741                   21,490

Noninterest expense as a percent
     of average assets                                             0.30%                    0.13%

-------
1 Related to the implementation of Financial Accounting Standard (FAS) 133, which affects the accounting for the company's use of hedging instruments.

                            THORNBURG MORTGAGE, INC.
                                  BALANCE SHEET
                             (Amounts in thousands)



                                                        June 30, 2001            December 31, 2000
                                                       ---------------          ------------------
ASSETS
     Adjustable-rate mortgage ("ARM") assets:
         ARM securities                                $     3,660,683          $        3,359,352
         Collateral for collateralized notes                   525,463                     615,696
         ARM loans held for securitization                     113,138                     164,413
                                                        --------------           -----------------
                                                             4,299,284                   4,139,461
                                                        --------------           -----------------

     Cash and cash equivalents                                  57,476                      13,105
     Accrued interest receivable                                32,297                      32,730
     Prepaid expenses and other                                  1,805                       4,871
                                                        --------------           -----------------
                                                       $     4,390,862          $        4,190,167
                                                        ==============           =================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

     Reverse repurchase agreements                     $     3,407,863          $        2,961,617
     Collateralized notes                                      516,069                     603,910
     Other borrowings                                          101,646                     158,593
     Payable for assets purchased                                   -                      124,942
     Accrued interest payable                                   15,036                      20,519
     Dividends payable                                           1,670                       1,670
     Accrued expenses and other                                 10,916                       1,378
                                                        --------------           -----------------
                                                             4,053,200                   3,872,629
                                                        --------------           -----------------

SHAREHOLDERS' EQUITY

     Preferred stock: 2,760 and 2,760 issued
         and outstanding, respectively                          65,805                      65,805
     Common stock: 22,363 and 22,072
         Shares issued and 21,863 and
         21,572 outstanding, respectively                          223                         221
     Additional paid-in-capital                                345,716                     343,036
     Accumulated other comprehensive income                    (66,933)                    (78,427)
     Notes receivable from stock sales                          (6,451)                     (5,318)
     Retained earnings                                           3,968                      (3,113)
     Treasury Stock: at cost, 500 and
         500 shares, respectively                               (4,666)                     (4,666)
                                                        --------------           ------------------
                                                               337,662                     317,538
                                                        --------------           -----------------

                                                       $     4,390,862          $        4,190,167
                                                        ==============           =================


Contact:     Thornburg Mortgage, Inc., Santa Fe
             Leanne L. Gallagher @ (505) 954-5302
             investorrelations@thornburg.com